Exhibit 16.1

March 20, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 23, 2018, of NPQ Holdings, Ltd. and are in agreement with the statements contained in paragraphs 1,2 and 3 on page 2 therein. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

/s/ Weinberg & Company, P.A.

Los Angeles, California